Exhibit 10(z)

April 10, 2003

Mr. James S. Haines, Jr.

Westar Energy, Inc.

818 S. Kansas Avenue, 11th Floor

Topeka, KS 66612

Dear Jim:

This letter sets forth the terms of the employment agreement between you and Westar Energy, Inc. (the “Company”).

1.    Terms of Employment and Duties.    The Company agrees to employ you as its Chief Executive Officer for a period (the “Term”) of four years from December 6, 2002 (the “Start Date”), unless your employment is sooner terminated by you or the Company. You will devote your full business time and attention to your duties as Chief Executive Officer, provided you may devote up to two weeks each year to teaching at the University of Texas at El Paso. You will report directly to the Chairman of the Board of Directors and will comply with all reasonable instructions of the Board of Directors.

2.    Base Salary and Benefits.    The Company will provide you the following salary and benefits: (a) an annual base salary of $750,000; (b) a signing bonus in the amount of $50,000; (c) an award of 250,000 restricted share units and associated dividend equivalents which will vest in one-fourth annual increments if you are employed by the Company on each applicable anniversary date; (d) participation in all of the Company’s employee benefit plans and programs from time to time in effect for the benefit of senior executives, provided you will not be eligible to receive bonuses or awards under the Company’s short term or long term incentive plans (except as provided in subsection (c) above) or to receive an officer allowance; (e) within 60 days after the Start Date, the Company will make charitable contributions up to $200,000 to qualified charitable organizations designated by you, provided the Company will have the right to approve the designated organizations, you will represent to the Company that you will not personally benefit from such contributions, and such contributions will be paid directly to the designated organizations; (f) six weeks of vacation which shall not include up to two weeks each year devoted to teaching at the University of Texas at El Paso; (g) 180 days of sick leave as of the Start Date; (h) reimbursement of all reasonable expenses incurred in the conduct of the Company’s business (including costs associated with a membership in a country club if such membership is determined by the Board of Directors to be necessary to the conduct of the Company’s business and affairs), provided you properly account for expenses in accordance with the Company’s policies; (i) for up to eight months following the Start Date, reimbursement for the costs of temporary housing, including rent and utilities, for you and your spouse in Topeka, Kansas, and for the costs of travel for you and your spouse to and from Topeka, Kansas and El Paso, Texas; (j) the Company will purchase your two residences located in El Paso, Texas at your request at any time prior to the end of the Term for a price equal to your purchase price plus the cost of all improvements and all other costs and expenses incurred by you in connection with such sale, provided the aggregate price paid by the Company will not exceed $500,000; and (k) reimbursement of moving expenses related to the relocation of you and your spouse from your residences and offices to Kansas.

3.    Payments Upon Termination.    (a) If your employment terminates pursuant to a Qualifying Termination (as defined below), then the Company shall provide to you: (1) within 30 days following the date of termination, a lump-sum cash amount equal to the sum of your base salary through the date of termination, your base salary for the remainder of the Term and any accrued vacation pay, in each case to the extent not theretofore paid; (2) each restricted share unit (and related dividend equivalent) which has not vested prior to the Qualifying Termination will become fully vested; and (3) continuation for you (and your dependents, if applicable) of the same level of medical and dental benefits for the life of you and your eligible dependents upon substantially the same terms and conditions (including contributions required by you for such benefits) provided at the beginning of the Term; provided, that, if you cannot continue to participate in the Company plans providing such benefits or the

Mr. James S. Haines, Jr.

April 10, 2003

Company shall modify or terminate any such plans, the Company will otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.

(b) If your employment terminates under any circumstances not qualifying as a Qualifying Termination, then the Company will provide to you: (1) within ten days following the date of termination, a lump-sum cash amount equal to the sum of your base salary through the date of termination and any accrued vacation pay, in each case to the extent not theretofore paid; and (2) the benefits described above in Section 3(a)(3).

(c) The term “Qualifying Termination” means a termination of your employment prior to the end of the Term (1) by the Company other than for Cause (as defined below), (2) by you for Good Reason (as defined below), (3) or by you during the 90 day period after a Change in Control (as defined in the Company’s 1996 Long Term Incentive and Share Award Plan). Termination of your employment on account of death, disability or retirement will not be treated as a Qualifying Termination. The term “Cause” means your conviction of a felony or crime involving moral turpitude, your commission of a willful act of fraud or dishonesty with respect to the Company, your willful and repeated failure to perform substantially your material duties with the Company, your engaging in significant activity that is materially harmful to the reputation of the Company, or your breach of your fiduciary responsibilities to the Company or its shareholders. The term “Good Reason” means any change in your duties or responsibilities (including reporting responsibilities) that is inconsistent in any material and adverse respect with your current position(s), duties, responsibilities or status with the Company (including any adverse diminution of such duties or responsibilities), the failure to reappoint or reelect you to the Board of Directors or as the Company’s Chief Executive Officer without your consent, a reduction by the Company in your base salary, any requirement of the Company that you be required to relocate outside the Company’s retail electric service area in Kansas, or the taking of any action by the Company which would materially and adversely affect your participation in or reduce your benefits under any employee benefit plan or welfare benefit plan.

4.    Indemnity.    The Company will indemnify you against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by you in connection with any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation) to which you are, were or at any time become a party, or are threatened to be made a party, by reason of the fact that you are, were or at any time become a director, officer, employee or agent of Company, or are, or were serving, or at any time serve at the request of Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or otherwise to the fullest extent as may be provided to you by the Company under the nonexclusivity provisions of Article XVIII of the Restated Articles of Incorporation and Kansas law.

5.    Executive Stock Sales.    During the period of your employment under this letter, except to pay taxes due under applicable federal, state, local or other law as a result of the vesting of restricted share units granted by the Company to you, you will not sell any shares of the Company’s common stock or preferred stock owned by you without the prior approval of a majority of the entire Board of Directors (excluding you and any member of the Board of Directors who is an employee of the Company), which approval shall not be unreasonably withheld.

6.    Continuing Covenants.    (a)(1) During the Term and for three years following your date of termination, you will not, directly or indirectly, disclose or use any of the Company’s confidential information, other than in the proper performance of the duties contemplated herein or as required by law or by a court of competent jurisdiction or other administrative or legislative body; (2) you agree to return all confidential information to the Company at any time upon request of the Chairman of the Board of Directors and upon the termination of your employment for any reason; (3) should you leave the Company for any reason prior to December 6, 2006, you will not, directly or indirectly, solicit, interfere with, hire, offer to hire or induce any person who is an employee of the Company or any of its subsidiaries or affiliates and whose salary is in excess of $100,000 to discontinue his or her relationship with the Company or any of its subsidiaries or affiliates and accept employment by, or enter into a business relationship with, you or any other person or entity; and (4) you agree that you will not make any oral or written statements or reveal any information to any person, company or agency concerning the business of the Company which is untrue. The Company agrees that neither it nor any of its subsidiaries and affiliates will make

Mr. James S. Haines, Jr.

April 10, 2003

any oral or written statements or reveal any information to any person, company or agency concerning you which is untrue.

(b) Each of the Company and you acknowledges that a breach of the applicable undertakings in subsection (a) would cause irreparable damage to the other party, the exact amount of which will be difficult to ascertain, and that remedies at law for any such breach would be inadequate. Each of the Company and you agrees that, if the other party breaches or attempts or threatens to breach any of the applicable undertakings in subsection (a), then the other party will be entitled to injunctive relief without posting bond or other security, in addition to any other remedy or remedies available to the other party at law or in equity.

7.    Resolution of Disputes.    Any dispute or controversy arising under or in connection with this letter will be settled exclusively by arbitration in Topeka, Kansas by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The arbitrators shall determine the allocation of the costs and expenses arising in connection with any arbitration proceeding pursuant to this Section based on the arbitrators’ assessment of the merits of the positions of the parties. If any dispute shall arise involving your right to benefits hereunder following a Change in Control, the Company will reimburse you on a current basis for all legal fees and expenses incurred in connection with such dispute regardless of the result thereof.

8.    General.    This letter will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The respective obligations and benefits afforded to the Company and you as provided in Sections 3, 4, 6, 7 and 8 will survive the termination of this letter. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF KANSAS WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS LETTER SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS LETTER, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT. No provision of this letter may be modified or waived unless such modification or waiver is agreed to in writing and signed by you and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this letter to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by you or the Company to insist upon strict compliance with any provision of this letter or to assert any right you or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this letter. You will not be obligated to seek other employment or take other action by way of mitigation of the amounts payable to you under any of the provisions of this letter and such amounts shall not be reduced whether or not you obtain other employment.

Please confirm the agreements contained in this letter by signing this letter in the space provided below.

WESTAR ENERGY, INC.

By:	/S/ CHARLES Q. CHANDLER, IV
Name:	Charles Q. Chandler, IV
Title:	Chairman of the Board

/S/ JAMES S. HAINES, JR.
James S. Haines, Jr.